                                                                     EXHIBIT 8.2

                [LETTERHEAD OF HELLER EHRMAN WHITE & MCAULIFFE]

                                 June 27, 1996



UUNET Technologies, Inc.
3060 Williams Drive
Fairfax, Virginia  22031


Ladies and Gentlemen:

     You have asked for our opinion to the effect that the proposed merger (the "Merger") of MFS Global Internet Services, Inc. ("Sub"), a wholly owned subsidiary of MFS Communications Company, Inc. ("MFS") with and into UUNET Technologies, Inc. ("UUNET") will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as general counsel to UUNET in connection with the Merger and in that capacity have examined the Agreement and Plan of Merger dated as of April 29, 1996 among Sub, MFS, and UUNET (the "Merger Agreement") and the exhibits and attachments thereto. Our opinion is based upon the understanding that the material facts are as described in the Merger Agreement and appurtenant documents, including the Joint Proxy/Prospectus that is included in Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement"), and in rendering our opinions, we have relied upon such documents without undertaking independently to verify the accuracy and completeness of the matters covered thereby. In addition, our opinion is expressly conditioned on our receipt, on or before the Closing, of written representations, in form and substance satisfactory to us, pertaining to the Merger signed by officers of MFS
and UUNET and by certain stockholders of UUNET.   Except as otherwise noted,
capitalized terms used herein have the meanings given them in the Merger Agreement.

     Based upon the foregoing, it is our opinion that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

UUNET Technologies, Inc.
June 27, 1996                                                             Page 2


     We understand that our opinion is sought, and is delivered in order, to satisfy a condition of UUNET to consummate the Merger set forth in Section 9.2(b) of the Merger Agreement. This opinion may not be relied upon by any other person for any other purpose. Our opinion is limited to the federal income tax consequences of the Merger to UUNET and does not address tax consequences under the laws of the various state and local governments or under the laws of any other jurisdiction. We express no opinion regarding any tax aspect or ramification of the Merger to any person apart from the opinion specifically set forth above.

     An opinion of counsel does not bind the Internal Revenue Service or preclude it or a court from taking a position contrary to the opinion. This opinion is based upon the Code, the Treasury Regulations issued thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this opinion. All of such authority is subject to change, including retroactive change. We disclaim any obligation to advise of any developments in areas covered by this opinion that occur after the date of this opinion.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Heller Ehrman White & McAuliffe